Exhibit 5.1

Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Boulevard
Seventh Floor
Los Angeles, CA 90067

T 310.552.5000 www.klgates.com

January 19, 2007

INOVIO BIOMEDICAL CORPORATION
11494 Sorrento Valley Road
San Diego, California 92121-1318

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of 3,185,119 shares (the “Shares”) of common stock, par value $.001 per share (the “Common Stock”) of Inovio Biomedical Corporation, a Delaware corporation (the “Company”), consisting of:

1.                                       2,201,644 shares of Common Stock and 770,573 shares of Common Stock underlying warrants issued on January 14, 2007, in exchange for 2,201,644 ordinary shares of the Company’s subsidiary, Inovio Asia Pte. Ltd., incorporated in Singapore (“IAPL”), pursuant to the terms and conditions of the Securities Purchase and Exchange Agreement dated September 15, 2006, by and between the Company, IAPL and the Purchasers listed on Schedule I thereto (the “Automatic Exchange”);

2.                                       167,902 shares of Common Stock issuable upon the exercise of warrants which were originally issued on October 13, 2006, to certain holders of the Company’s Series C Convertible Preferred Stock (the “Preferred Stock”) in partial exchange for shares of their Preferred Stock, pursuant to Preferred Stock Exchange Agreements dated September 15, 2006, by and between the Company and each such holder (the “Preferred Exchange”); and

3.                                       45,000 shares of Common Stock issued on December 1, 2006 to Iacob Mathiesen, a non-executive employee, as bonus compensation for services rendered to the Company in 2006.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, including the exhibits filed therewith, the Company’s Certificate of Incorporation, as amended or supplemented, the Company’s Bylaws, as amended, the corporate resolutions and other actions of the Company that authorize and provide for the issuance of the Shares, and we have made such other investigations as we have deemed appropriate. As to certain matters of fact that are material to our opinions, we have examined and relied upon certificates of public officials and on a certificate of officers of the Company. We have not independently established any of the facts so relied on.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware (the “DGCL”). Our opinions as to the DGCL are based solely on a review of a standard compilation of the official statues of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

A.           (i)             2,201,644 of the Shares issued in the Automatic Exchange described in paragraph 1 above, and

(ii)          45,000 of the Shares issued as bonus compensation as described in paragraph 3 above,

have been duly authorized, validly issued, fully paid and are non-assessable shares of Common Stock of the Company; and

B.             (i)             770,573 of the Shares issuable upon exercise of the warrants issued in the Automatic Exchange described in paragraph 1 above, and

(ii)          167,902 of the Shares issuable upon exercise of the warrants issued in the Preferred Exchange described in paragraph 2 above,

have been duly authorized and reserved for issuance and upon exercise of such warrants and payment of the applicable exercise price in accordance with the terms and conditions of such warrants and assuming that the Company does not subsequently authorize by action of its board of directors the issuance for some other corporate purpose the Shares previously reserved for issuance upon the exercise of such warrants, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption Legal Matters in the related Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP